Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Superior Well Services, Inc. on Form S-1 of our report dated May 4, 2005 on the Superior Well Services, Inc. balance sheet as of May 4, 2005 and of our report dated March 29, 2005 on the Superior Well Services, Ltd. and Bradford Resources, Ltd. combined financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 both appearing in the Registration Statement on Form S-1 No. 333-124674, which is incorporated by reference in this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Pittsburgh, Pennsylvania
July 27, 2005